                                                                    EXHIBIT 99.1


Financial Contact:         James S. Gulmi  (615) 367-8325
Media Contact:             Claire S. McCall (615) 367-8283


                      GENESCO REPORTS THIRD QUARTER RESULTS
               --COMPANY REPORTS THIRD QUARTER DILUTED EPS BEFORE
                       DISCONTINUED OPERATIONS OF $0.55--
   --RAISES FISCAL 2005 GUIDANCE; ANNOUNCES PRELIMINARY FISCAL 2006 GUIDANCE--


NASHVILLE, Tenn., Nov. 18, 2004 - Genesco Inc. (NYSE: GCO) today reported earnings before discontinued operations of $12.5 million, or $0.55 per diluted share, for the third quarter ended October 30, 2004. The results included expenses of $0.02 per share related to the closing of certain Jarman retail stores in connection with the Company's plan to accelerate the conversion of Jarman to Underground Station stores and retail store asset impairments. Net earnings were $9.4 million, or $0.42 per diluted share, for the third quarter last year. Net sales for the third quarter of fiscal 2005 increased 36% to $288 million compared to $212 million for the third quarter of fiscal 2004.

         Genesco Chairman, President and Chief Executive Officer Hal N. Pennington, said, "Our third quarter results highlight the significant progress we have made across the board in our programs to improve our operating platform and promote long-term growth and profitability. We look forward to building on the momentum we have created in the marketplace.

         "Net sales at Journeys increased 13% to approximately $138 million, same store sales rose 7% and footwear unit comps increased 10%. Once again, we benefited from the strong trend in fashion athletic footwear. As we move into the holiday selling season, we are confident that Journeys is well positioned from a merchandising perspective and we are excited about our prospects.

         "The Underground Station Group, including the Jarman stores, reported a same store sales decrease of 5%. The Underground Station stores' same store sales declined only 2%, which compares to a 7% decline for the same period last year. We have taken a number of steps to enhance the operations of Underground Station and the business has improved considerably since the beginning of the year. Importantly, these trends have continued into the fourth quarter so far. We recognize that there is a tremendous opportunity in this underserved niche and we remain committed to leveraging Underground Station's unique position in the market.

         "Hat World posted another excellent quarter, with total sales up 23% and same store sales up 12%, primarily driven by increased demand for core sports product, as well as by strength in the fashion and branded businesses. During the quarter, Hat World opened 25 stores, including its first campus-area location and its first two stores in Puerto Rico. Hat World has so far delivered on the high expectations we brought to its acquisition, and we remain focused on realizing its potential.

         "We continued to make meaningful progress at Johnston & Murphy. Operating margin rose 370 basis points to 4.9%, as gross margin increased due to better sourcing, less promotional selling and a higher mix of premium product. For some time, we have been focused on profitable sales and margin improvement and it is gratifying to see the positive results of our efforts. As we head into the next stage of our strategic plan, we are working hard to enhance our brand image further and to update our store design in order to attract new customers.

         "Finally, Dockers Footwear's sales rose 8% to approximately $18 million, primarily due to the strength of the Stain Defender product. Dockers also experienced a substantial increase in gross margin, which helped drive a 400 basis point increase in operating margin to 11.7%. Dockers has continued to perform well in the moderately priced men's shoe environment, which underscores the strength of the brand and is a testimony to the strength of its design, marketing and sales teams."

         Genesco also stated that it is revising upward its fiscal 2005 guidance. The Company now expects sales of approximately $1.1 billion for the year and diluted earnings per share to range from $2.01 to $2.02, including previously announced charges of approximately $0.07 to $0.08 per share primarily associated with the planned closing of Jarman and other underperforming stores. The Company noted that, if shares of its common stock close above $26.54 for 10 of the last 30 days of the fourth quarter, or if certain proposed changes in accounting standards governing the contingent conversion feature of the Company's 4 1/8% convertible subordinated debentures become effective, the shares underlying the debentures must be included in diluted shares outstanding for purposes of the earnings per share calculation for the quarter and year. Assuming that the shares are included, diluted earnings per share guidance for the year would be adjusted to a range of $1.81 to $1.82 per share, including the previously announced store related charges.

         Genesco also announced preliminary sales and diluted earnings per share guidance for the fiscal year ending January 28, 2006. The Company expects net sales for fiscal 2006 to range from $1.2 billion to $1.3 billion and diluted earnings per share to range from $2.37 to $2.41, assuming the convertible shares are not included in the calculation, or from $2.11 to $2.15, if the convertible shares are included.

         This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors (including pricing and promotional discounts), the integration of the Hat World acquisition, the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

            The Company's live conference call on November 18, 2004, at 7:30 a.m. (Central time) may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

            Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,600 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com , www.journeyskidz.com , www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

                                  GENESCO INC.

    CONSOLIDATED EARNINGS SUMMARY

==================================================================================================================================
                                                                         Three Months Ended                  Nine Months Ended
                                                             ------------------------------  ----------------------------------
                                                              OCTOBER 30,      November 1,        OCTOBER 30,       November 1,
    In Thousands                                                     2004             2003               2004              2003
----------------------------------------------------------------------------------------------------------------------------------
    Net sales                                                   $ 288,398        $ 212,483          $ 759,863         $ 584,707
    Cost of sales                                                 145,030          113,355            383,928           313,998
    Selling and administrative expenses                           119,251           82,426            330,596           243,350
    Restructuring and other, net                                      667               --                627              (139)
----------------------------------------------------------------------------------------------------------------------------------
    Earnings from operations before interest and other             23,450           16,702             44,712            27,498
    Loss on early retirement of debt                                   --               --                 --             2,581
    Interest expense, net                                           3,138            1,510              7,916             5,691
----------------------------------------------------------------------------------------------------------------------------------
    EARNINGS BEFORE INCOME TAXES FROM
        CONTINUING OPERATIONS                                      20,312           15,192             36,796            19,226

    Income tax expense                                              7,783            5,780             13,668             7,368
----------------------------------------------------------------------------------------------------------------------------------
    Earnings from continuing operations                            12,529            9,412             23,128            11,858
    Provision for discontinued operations, net                       (440)              --               (461)               --
----------------------------------------------------------------------------------------------------------------------------------
    NET EARNINGS                                                $  12,089         $  9,412          $  22,667         $  11,858
==================================================================================================================================



    EARNINGS PER SHARE INFORMATION

==================================================================================================================================
                                                                         Three Months Ended                   Nine Months Ended
                                                             ------------------------------   ---------------------------------
                                                              OCTOBER 30,      November 1,        OCTOBER 30,       November 1,
    In Thousands (except per share amounts)                          2004             2003               2004              2003
----------------------------------------------------------------------------------------------------------------------------------
    Preferred dividend requirements                              $     73         $     74           $    219          $    221

    Average common shares - Basic EPS                              22,041           21,751             21,902            21,750

    Basic earnings per share:
         Before discontinued operations                             $0.57            $0.43              $1.05             $0.54
         Net earnings                                               $0.55            $0.43              $1.02             $0.54

    Average common and common
        equivalent shares - Diluted EPS                            22,489           22,081             22,357            22,055

    Diluted earnings per share:
         Before discontinued operations                             $0.55            $0.42              $1.02             $0.53
         Net earnings                                               $0.54            $0.42              $1.00             $0.53
==================================================================================================================================

                                  GENESCO INC.

    CONSOLIDATED EARNINGS SUMMARY

==================================================================================================================================
                                                                        Three Months Ended                    Nine Months Ended
                                                         ---------------------------------    ---------------------------------
                                                              OCTOBER 30,      November 1,        OCTOBER 30,       November 1,
    In Thousands                                                     2004             2003               2004              2003
----------------------------------------------------------------------------------------------------------------------------------
    Sales:
        Journeys                                                $ 137,985        $ 121,602          $ 358,011         $ 317,791
        Underground Station Group                                  34,273           34,996             97,864           100,291
        Hat World                                                  59,477               --            135,518                --
        Johnston & Murphy                                          38,256           38,760            118,210           118,368
        Dockers                                                    18,334           17,023             50,037            48,033
        Corporate and Other                                            73              102                223               224
----------------------------------------------------------------------------------------------------------------------------------
        NET SALES                                               $ 288,398        $ 212,483          $ 759,863         $ 584,707
==================================================================================================================================
    Pretax Earnings (Loss):
        Journeys                                                $  17,967        $  16,484          $  33,297          $ 28,758
        Underground Station Group                                     770            1,390                907             3,181
        Hat World                                                   7,681               --             16,767                --
        Johnston & Murphy                                           1,866              455              5,492             2,429
        Dockers                                                     2,140            1,315              5,195             3,605
        Corporate and Other*                                       (6,974)          (2,942)           (16,946)          (10,475)
----------------------------------------------------------------------------------------------------------------------------------
       Operating income                                            23,450           16,702             44,712            27,498
       Loss on early retirement of debt                                --               --                 --             2,581
       Interest, net                                                3,138            1,510              7,916             5,691
----------------------------------------------------------------------------------------------------------------------------------
    TOTAL PRETAX EARNINGS                                          20,312           15,192             36,796            19,226
    Income tax expense                                              7,783            5,780             13,668             7,368
----------------------------------------------------------------------------------------------------------------------------------
    Earnings from continuing operations                            12,529            9,412             23,128            11,858

    Provision for discontinued operations                            (440)              --               (461)               --
----------------------------------------------------------------------------------------------------------------------------------
    NET EARNINGS                                                 $ 12,089         $  9,412           $ 22,667          $ 11,858
==================================================================================================================================

* Includes $0.7 million and $0.6 million of other charges for asset impairment and lease terminations in the third quarter and nine months of Fiscal 2005 offset by a $0.6 million pension curtailment gain in the nine months of Fiscal 2005 and a $0.1 million restructuring adjustment in the nine months of Fiscal 2004.

                                  GENESCO INC.


    CONSOLIDATED BALANCE SHEET

====================================================================================================================
                                                                                    OCTOBER 30,       November 1,
    In Thousands                                                                           2004              2003
--------------------------------------------------------------------------------------------------------------------
    ASSETS
    Cash and cash equivalents                                                         $  15,012         $  44,306
    Accounts receivable                                                                  18,823            18,731
    Inventories                                                                         265,733           205,918
    Other current assets                                                                 28,216            22,526
--------------------------------------------------------------------------------------------------------------------
    Total current assets                                                                327,784           291,481
--------------------------------------------------------------------------------------------------------------------
    Property and equipment                                                              152,125           126,842
    Other non-current assets                                                            161,530            27,303
--------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                                      $ 641,439         $ 445,626
====================================================================================================================
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Accounts payable                                                                  $  93,541         $  78,318
    Current portion - long-term debt                                                     17,000                 -
    Other current liabilities                                                            68,609            40,647
--------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                           179,150           118,965
--------------------------------------------------------------------------------------------------------------------
    Long-term debt                                                                      175,250            86,250
    Other long-term liabilities                                                          44,320            45,827
    Shareholders' equity                                                                242,719           194,584
--------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        $ 641,439         $ 445,626
====================================================================================================================

                                  GENESCO INC.


 RETAIL UNITS OPERATED - NINE MONTHS ENDED OCTOBER 30, 2004

==================================================================================================================================
                                 BALANCE                                          BALANCE  ACQUISI-                       BALANCE
                                02/01/03         OPEN         CONV       CLOSE   01/31/04     TIONS   OPEN   CONV  CLOSE  10/30/04
----------------------------------------------------------------------------------------------------------------------------------
 Journeys                            614           55            0           4        665               26      0      4      687
     Journeys                        579           50            0           4        625               25      0      4      646
     Journeys Kidz                    35            5            0           0         40                1      0      0       41
 Underground Station Group           229           18            0          14        233               15      0     17      231
     Underground Station             114           18            8           3        137               15      9      3      158
     Jarman Retail                   115            0           (8)         11         96                0     (9)    14       73
 Hat World/Lids                        0            0            0           0          0       503     43      0      3      543
 Johnston & Murphy                   148            7            0           7        148                4      0     10      142
     Shops                           115            5            0           5        115                0      0      9      106
     Factory Outlets                  33            2            0           2         33                4      0      1       36
----------------------------------------------------------------------------------------------------------------------------------
 Total Retail Units                  991           80            0          25      1,046       503     88      0     34    1,603
==================================================================================================================================


 RETAIL UNITS OPERATED - THREE MONTHS ENDED OCTOBER 30, 2004

============================================================================================
                                   BALANCE                                          BALANCE
                                  07/31/04         OPEN         CONV       CLOSE   10/30/04
--------------------------------------------------------------------------------------------
 Journeys                              680            8            0           1        687
     Journeys                          639            8            0           1        646
     Journeys Kidz                      41            0            0           0         41
 Underground Station Group             230            7            0           6        231
     Underground Station               148            7            5           2        158
     Jarman Retail                      82            0           (5)          4         73
 Hat World/Lids                        519           25            0           1        543
 Johnston & Murphy                     142            1            0           1        142
     Shops                             107            0            0           1        106
     Factory Outlets                    35            1            0           0         36
 -------------------------------------------------------------------------------------------
 Total Retail Units                  1,571           41            0           9      1,603
============================================================================================


 CONSTANT STORE SALES

=================================================================================
                                      Three Months Ended        Nine Months Ended
                                ------------------------  -----------------------
                                 OCTOBER 30, November 1,  OCTOBER 30, November 1,
                                      2004         2003         2004        2003
-------------------------------------------- -----------  ----------- ----------
 Journeys                               7%          -1%           6%         -1%
 Underground Station Group             -5%          -9%          -6%         -5%
     Underground Station               -2%          -7%          -5%          2%
     Jarman Retail                     -9%         -11%          -7%        -12%
 Johnston & Murphy                     -1%           1%           2%         -2%
     Shops                              0%          -1%           2%         -3%
     Factory Outlets                   -2%           7%           3%          2%
---------------------------------------------------------------------------------
 Total Constant Store Sales             4%          -2%           3%         -2%
=================================================================================


=================================================================================
 Hat World/Lids                        12%            -
      April 1, 2004 - October 30, 2004                           15%           -
=================================================================================